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                                                                 EXHIBIT 12(a)
                                                                 -------------


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                                                 CONSTELLATION ENERGY GROUP, INC. AND SUBSIDIARIES
                                                 -------------------------------------------------

                                                 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                    12 Months Ended
                                              ------------------------------------------------------
                                                December    December   December   December  December
                                                 2000        1999       1998       1997      1996
                                              ---------  ---------  ---------  ---------  ---------
                                                                   (In Millions of Dollars)
Income from Continuing Operations
   (Before Extraordinary Loss)                $   345.3  $   326.4  $   305.9  $   254.1  $   272.3
Taxes on Income, Including Tax Effect for
      BGE Preference Stock Dividends              221.4      182.5      169.3      145.1      148.3
                                              ---------  ---------  ---------  ---------  ---------
Adjusted Income                               $   566.7  $   508.9  $   475.2  $   399.2  $   420.6
                                              ---------  ---------  ---------  ---------  ---------
Fixed Charges:
      Interest and Amortization of
          Debt Discount and Expense and
          Premium on all Indebtedness         $   261.5  $   245.7  $   255.3  $   234.2  $   203.9
      Earnings required for BGE Preference
          Stock Dividends                          21.9       21.0       33.8       45.1       59.4
      Capitalized Interest                         21.1        2.7        3.6        8.4       15.7
      Interest Factor in Rentals                    2.2        1.8        1.9        1.9        1.5
                                              ---------  ---------  ---------  ---------  ---------
      Total Fixed Charges                     $   306.7  $   271.2  $   294.6  $   289.6  $   280.5
                                              ---------  ---------  ---------  ---------  ---------


Earnings (1)                                  $   852.3  $   777.4  $   766.2  $   680.4  $   685.4
                                              =========  =========  =========  =========  =========

Ratio of Earnings to Fixed Charges                 2.78       2.87       2.60       2.35       2.44
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(1)   Earnings are deemed to consist of income from continuing operations
      (before extraordinary loss) that includes earnings of Constellation
      Energy's consolidated subsidiaries, equity in the net income of unconsolidated subsidiaries, income taxes (including deferred income taxes, investment tax credit adjustments, and the tax effect of BGE's preference stock dividends), and fixed charges other than capitalized interest.